SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 28, 2004

INNKEEPERS USA TRUST

(Exact name of registrant as specified in its charter)

Maryland	0-24568	65-0503831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

306 Royal Poinciana Way

Palm Beach, Florida 33480

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 835-1800

Item 5. Other Events

On July 23, 2004, Innkeepers USA Trust (“Company”) closed on a $135 million unsecured revolving line of credit (“Line of Credit”) provided by Wells Fargo, National Association (Administrative Agent), Calyon New York Branch, Wachovia Bank, N.A., and PNC Bank. The Line of Credit replaces the Company’s $135 million unsecured revolving line of credit that was due to mature July 31, 2004. The terms of the Line of Credit are substantially similar to the terms of the replaced line of credit. Generally, the Company may borrow under the Line of Credit 50% of the value (determined in accordance with the Line of Credit) of properties included in a borrowing base, up to $135 million and subject to satisfying certain customary conditions. Interest on borrowings under the Line of Credit range, (a) for “base rate” borrowings, from Wells Fargo’s prime rate (if the Company’s total debt is less than 25% of the value of its total properties, all as determined in accordance with the Line of Credit) to Wells Fargo’s prime rate plus .75 (if total debt is between 45% and 50% of the value of its total properties) and (b) for “LIBOR” borrowings, from LIBOR plus 1.40 (if the Company’s total debt is less than 25% of the value of its total properties) to LIBOR plus 2.25 (if total debt is between 45% and 50%). The Company must comply with certain financial covenants under (and as calculated in accordance with) the Line of Credit, including but not limited to maintaining a ratio of the Company’s (I) income from borrowing base properties to implied debt service on borrowings under the Line of Credit for the trailing 12 months of at least 2.25 to 1.0; (II) adjusted EBITDA to interest expense for the trailing 12 months of at least 2.75 to 1.0; (III) EBITDA to fixed charges for the trailing 12 months of at least 1.50 to 1.0; (IV) total debt to the implied value of the Company’s total properties and certain other assets of no more than .50 to 1.0. In addition, the Company must maintain a tangible net worth of at least $382.5 million plus 85% of the net proceeds of equity issuances not used to redeem equity securities. The Line of Credit limits to (i) 15% of the value of the Company’s total properties (determined in accordance with the Line of Credit) its investments at any one time in (a) joint ventures, (b) construction and development and (c) mortgage loans to non-affiliates and raw land, and (ii) 30% of the value of the Company’s total properties its investments at any one time in the aggregate of (a), (b) and (c). The Company will pay an annual fee of approximately $135,000 in addition to interest on any borrowings under the Line of Credit. The Line of Credit matures in July 2007, unless extended at the request of the Company and with the consent of lenders then-holding at least two-thirds of the total obligation to lend under the Line of Credit. As of July 23, 2004, the Company had outstanding borrowings under the Line of Credit of $26 million bearing interest at 2.89%. The Credit Agreement evidencing the Line of Credit is attached as Exhibit 10.10 to this report on Form 8-K, and this discussion is qualified in its entirety by reference to the Credit Agreement.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

The following exhibits are filed herewith:

Exhibit	Description
10.10	Credit Agreement among Innkeepers USA Trust and Innkeepers USA Limited Partnership, as Borrowers, and Wells Fargo Bank, National Association, As Administrative Agent, Sole Lead Arranger, and the lenders named therein, as of July 23, 2004

99.1	Press release of Innkeepers USA Trust dated July 28, 2004

Item 9. Regulation FD Disclosure

On July 28, 2004, the Company issued a press release announcing the Line of Credit. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNKEEPERS USA TRUST
(Registrant)

Date: July 28, 2004	By:	/s/ Gregory M. Fay
Gregory M. Fay
Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description
10.10	Credit Agreement among Innkeepers USA Trust and Innkeepers USA Limited Partnership, as Borrowers, and Wells Fargo Bank, National Association, As Administrative Agent, Sole Lead Arranger, and the lenders named therein, as of July 23, 2004
99.1	Press release of Innkeepers USA Trust dated July 28, 2004